Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is dated this 23rd day of January, 2018, by and between AMERICOLD LOGISTICS, LLC, a Delaware limited liability company with its principal place of business located in Atlanta, Georgia (the “Company”) and Tom Novosel (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as Senior Vice President and Chief Accounting Officer of the Company;

WHEREAS, the Executive and the Company are currently parties to that certain Employment Agreement, dated October 12, 2015 (the “Prior Employment Agreement”); and

WHEREAS, the Executive and the Company mutually desire to terminate and cancel the Prior Employment Agreement and, in connection therewith, to provide for the continued services and employment of the Executive by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.    Employment. On the terms and subject to the conditions set forth herein, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue such employment, for the Employment Term (as defined below). During the Employment Term, the Executive shall serve as Senior Vice President and Chief Accounting Officer of the Company and shall report to the President and Chief Executive Officer of the Company (the “CEO”), performing the normal duties and responsibilities of such position with respect to the business of the Company and such other duties and responsibilities commensurate with such position as the CEO or the Board of Directors of the Company (the “Board”) may reasonably assign to the Executive from time to time.

2.    Performance. The Executive shall serve the Company and its subsidiaries and affiliates faithfully and to the best of the Executive’s ability and shall devote the Executive’s full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates, as applicable, and will not engage in any other employment activities for any direct or indirect remuneration without the prior written approval of the Board; provided, however, that it shall not be a violation of this Agreement for the Executive to manage the Executive’s personal investments, to engage in or serve such civic, community, charitable, educational, industry, professional, or religious organizations as the Executive may select, or, with the prior approval of the CEO and Board, to serve on the boards of directors of other companies, so long as such service does not create an actual or potential conflict of interest with, or impair the Executive’s ability to fulfill the Executive’s duties hereunder or conflict with the Executive’s covenants under Section 6 of this Agreement, in each case as determined in the sole judgment of the CEO and Board.

3.    Employment Term.

(a)    Subject to earlier termination pursuant to Section 7, the term of employment of the Executive hereunder shall begin on January 23, 2018 (the “Commencement Date”), and shall continue for an indefinite period of time (the “Employment Term”).

4.    Principal Location. The Executive’s principal place of employment shall be the Company’s offices located in the Atlanta, Georgia metropolitan area, subject to required travel.

5.    Compensation and Benefits.

(a)    Base Salary. During the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with Company payroll procedures, at an annual rate of Three Hundred Fourteen Thousand Dollars ($314,000.00), pro-rated to reflect any partial year of employment. The Board or a committee thereof shall review Executive’s base salary on an annual basis and may increase Executive’s base salary from time to time, in which case such increased salary then shall become the Executive’s base salary for purposes of this Agreement.

(b)    Annual Bonus. The Executive shall be eligible to receive an annual performance-based cash bonus in respect of each calendar year that ends during the Employment Term, to the extent earned based on the achievement of performance objectives established by the Board or a committee thereof, after consultation with the Executive, no later than 30 days after commencement of the relevant bonus period, pursuant to the terms of the Company’s Short-Term Incentive Plan, as amended from time to time. The maximum annual performance-based cash bonus that the Executive may earn is seventy five percent (75%), and the target bonus is fifty percent (50%), in each case, of the Executive’s annual base salary at the rate in effect at the end of the relevant calendar year, pro-rated to properly reflect any partial year of employment. If the applicable performance objectives are not attained at least at the minimum level, no annual performance bonus shall be payable. The amount of such annual bonus awarded for a calendar year shall be determined by the Board or a committee thereof after the end of the calendar year to which such bonus relates and shall be paid to the Executive during the following calendar year when annual bonuses for the prior calendar year are paid to other senior executives of the Company generally. The amount of any such annual bonus shall be pro-rated to properly reflect any partial year of employment. Except as otherwise provided in Section 7(b), to be eligible for any such annual bonus under this Section 5(b), the Executive must be in active working status at the time the Company pays bonuses for the relevant year to other senior executives generally. For purposes of this Agreement, “active working status” means that the Executive is employed by the Company.

(c)    Long Term Incentive Plan.

(i)    The Executive shall be eligible to participate in the Americold Realty Trust 2017 Equity Incentive Plan (the “Stock Plan”) in such amounts and at such times as the Compensation Committee of the Board of Directors of Americold Realty Trust (“ART”) shall determine in its sole discretion. Any such awards shall be governed by the Stock Plan and any Stock Plan award agreements between ART and the Executive.

(ii)    Restricted Stock Unit Grant. In consideration of the Executive’s entering into this Agreement and as an inducement to remain with the Company, the Executive shall be granted promptly following the Commencement Date, under the Stock Plan, an award of 14,063 restricted stock units to be settled in shares of the common stock of ART (the “Restricted Stock Units”), subject to the approval of the Compensation Committee of the Board of Directors of ART. Such award shall be governed by the Stock Plan and a restricted stock unit award agreement between the Executive and ART. Subject to terms of the Stock Plan and the award agreement for the Restricted Stock Units, the Restricted Stock Units shall vest in equal one-third (1/3) installments on the second, third and fourth anniversaries of the date of grant of such award, subject to the Executive’s continuous employment with the Company from the date of grant of such award through such vesting dates, except as otherwise provided in Section 7(b).

(d)    Benefits. During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents in force from time to time and all applicable laws, be eligible to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements the Company makes available from time to time to its executive employees generally.

(e)    Paid Time Off. The Executive shall be entitled to not less than twenty-four (24) days of paid time off during each calendar year, pro-rated for any partial calendar year of employment, in accordance with the Company’s policies and practices with respect to its employees generally as in effect from time to time.

(f)    Business Expenses. The Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by the Executive in performing the Executive’s duties hereunder. All payments under this Section 5(f) will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

(g)    Directors and Officers Liability Insurance. During the Employment Term, the Company shall maintain director and officer liability insurance covering the Executive on terms that are no less favorable than the coverage provided to other senior executives, officers or directors of the Company, as such coverage may be in effect from time to time.

6.    Covenants of the Executive. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive will become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other confidential and proprietary information concerning the Company and its subsidiaries and affiliates, and that the Executive’s services are of special, unique and extraordinary value to the Company and its subsidiaries and affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 6 to, among other things, protect the legitimate business interests of the Company and those of its subsidiaries and affiliates, and that such restrictions and covenants contained in this Section 6 are reasonable in geographical and temporal scope and in all other respects given the nature of the Executive’s duties and the nature of the Company’s and its subsidiaries’ and affiliates’ businesses and that such restrictions and covenants do not and will not unduly impair the Executive’s ability to earn a living after termination of the Executive’s employment with the Company. The Executive further acknowledges and agrees that (i) the Company would not have entered into this Agreement but for the restrictive covenants of the Executive set forth in this Section 6, and (ii) such restrictive covenants have been made by the Executive in order to induce the Company to enter into this Agreement.

(a)    Definitions. For purposes of this Section 6:

“Competing Business” means any person or entity that engages in a business that is the same as or substantially similar to the business conducted by the Company.

“Confidential Information” means confidential information relating to the business of the Company and/or its affiliates that (i) has been made known to the Executive through the Executive’s relationship with the Company or its affiliates, (ii) has value to the Company and/or its affiliates and (iii) is not generally known to competitors of the Company and/or its affiliates. Confidential Information includes, without limitation, methods of operation, business strategies, plans for acquisition or expansion, terms of transaction documents (including but not limited to purchase and sale agreements, operating agreements, lease agreements and employment agreements), financial information and projections, pricing and discount information, lists of and information regarding current or prospective customers, vendors, licensees and licensors, product development activities, marketing plans and strategies, non-public personnel information, and any other information of whatever kind that gives the Company and/or its affiliates an opportunity to obtain an advantage over competitors who do not possess such information, regardless of whether such information is marked “confidential.” Confidential Information includes trade secrets (as defined under applicable law) as well as information that does not rise to the level of a trade secret, and includes information that has been entrusted to the Company or any of its affiliates by a third party under an obligation of confidentiality. Confidential Information does not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

“Customer” means a current or actively sought prospective customer of the Company during the last two (2) years of the Executive’s employment with the Company.

“Restricted Period” means the period in which the Executive is employed with the Company together with the nine (9) month period following termination of the Executive’s employment for any reason.

“Services” means services of the type conducted, authorized, offered or provided by the Executive to or on behalf of the Company during the last two (2) years of the Executive’s employment with the Company.

“Territory” means each geographic area in which the Company conducted business during the Executive’s employment with the Company; provided, that if the Executive’s duties and responsibilities during the last two (2) years of the Executive’s employment were limited to particular geographic areas, then the “Territory” shall be limited to such geographic areas.

(b)    Noncompetition. During the Restricted Period, the Executive shall not, directly or indirectly, own, manage, operate, control, consult with, be employed by or otherwise provide Services to, or participate in the ownership, management, operation or control of, any Competing Business anywhere in the Territory. Notwithstanding the foregoing, the Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or affiliates.

(c)    Non-solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, (i) solicit or attempt to solicit any Customer for purposes of providing products or services that are competitive with the products and services provided by the Company or (ii) induce or attempt to induce any Customer to reduce or cease doing business with the Company, or otherwise interfere with the relationship between any Customer and the Company.

(d)    Non-solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly, (i) solicit for employment or attempt to solicit for employment, directly or by assisting others, any person who was an employee or independent contractor of the Company on, or within six (6) months before, the date of such solicitation or attempted solicitation or (ii) induce or attempt to induce any employee or independent contractor of the Company to terminate such person’s employment or independent contractor relationship with the Company, or in any way interfere with the relationship between any such person and the Company.

(e)    Non-disclosure of Confidential Information.

(i)    The Executive acknowledges that all Confidential Information is the property of the Company or its applicable affiliates. The Executive further acknowledges that the Company and its affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure. Therefore, the Executive agrees that, except as required by law or regulation or as legally compelled by court order (provided that in such case, the Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law regulation or order), during the Employment Term and at all times thereafter, the Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its affiliates,.

(ii)    The Company does not wish to incorporate any unlicensed or unauthorized material into its products or services. Therefore, the Executive agrees that the Executive will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, any competitor or any client, unless the Company has a right to receive and use such information or material. The Executive will not incorporate into the Executive’s work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

(f)    Company Intellectual Property. The Executive agrees to promptly disclose to the Company any and all work product, inventions, artistic works, works of authorship, designs, methods, processes, technology, patterns, techniques, data, Confidential Information, patents, trade secrets, trademarks, domain names, copyrights, and the like, and all other intellectual property relating to the business of the Company and any of its affiliates which are created, authored, composed, invented, discovered, performed, perfected, or learned by the Executive (either solely or jointly with others) during the Employment Term (collectively, together with such intellectual property as may be owned or acquired by the Company, the “Company Intellectual Property”). The Company Intellectual Property shall be the sole and absolute property of the Company and its affiliates. All work performed by the Executive in authoring, composing, inventing, creating, developing or modifying Company Intellectual Property and/or other work product to which copyright protection may attach during the course of the Executive’s employment with the Company shall be considered “works made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of the Company. To the extent such works, work product or Company Intellectual Property are not considered “works made for hire,” all right, title, and interest to such works, work product and Company Intellectual Property, including, but not limited to, all copyrights, patents, trademarks, rights of publicity, and trade secrets, is hereby assigned to the Company and the Executive agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time in relation to such assignment. The Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all trademarks, service marks, domain names, patents, copyrights, trade dress, trade secrets, business names, rights of publicity, inventions, proprietary know-how and information of any type, whether or not in writing, and all other intellectual property used by the Company or held for use in the business of the Company, including all Company Intellectual Property. The Executive further acknowledges and agrees that any and all derivative works, developments, or improvements based on intellectual property, materials and assets subject to this Section 6 created during the Employment Term (including, without limitation, Company Intellectual Property) shall be exclusively owned by the Company. The Executive will cooperate with the Company and any of its affiliates, at no additional cost to such parties (whether during or after the Employment Term), in the confirmation, registration, protection and enforcement of the rights and property of the Company and its affiliates in such intellectual property, materials and assets, including, without limitation, the Company Intellectual Property.

(g)    Company Property. All Confidential Information, Company Intellectual Property, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession or control in the course of the performance of the Executive’s services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term. The Executive acknowledges and agrees that the Executive has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

(h)    Enforcement. The Executive acknowledges that a breach of the Executive’s covenants and agreements contained in this Section 6 would cause irreparable damage to the Company and its affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if the Executive materially breaches any of the covenants or agreements contained in this Section 6, in addition to any other remedy which may be available at law or in equity, the Company and affiliates shall be entitled to: (i) cease or withhold payment to the Executive of any severance payments described in Section 7, for which the Executive otherwise qualifies under such Section 7, and the Executive shall promptly repay to the Company 90% of any such severance payments the Executive previously received (with the remaining 10% serving as consideration for the Executive’s release of claims described in Section 7(d), (ii) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and (iii) an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation. Additionally, upon a material breach by the Executive of this Section 6, the unvested Restricted Stock Units (and any other unvested stock-based awards held by the Executive) shall be automatically canceled and forfeited without any further action.

(i)    Scope of Covenants. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 6 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each paragraph of this Section 6 shall be construed as separate and individual restrictions and covenants and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

(j)    Enforceability. If any court holds any of the restrictions or covenants contained in this Section 6 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its affiliates to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

(k)    Disclosure of Restrictive Covenants. The Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this Section 6 to any employer or other service recipient by whom the Executive may be employed or retained during the Restricted Period.

(l)    Extension of Restricted Period. If the Executive breaches any non-competition or non-solicitation covenant set forth in this Section 6 in any respect, the Restricted Period will be extended for a period equal to the period that the Executive was in breach of such covenant, up to a maximum period of nine (9) months.

7.    Termination.

(a)    Termination of Employment. The employment of the Executive hereunder and the Employment Term may be terminated at any time:

(i)    by the Company with or without Cause (as defined herein) upon written notice to the Executive;

(ii)    by the Company due to the Executive’s Disability (as hereinafter defined) upon written notice to the Executive;

(iii)	by the Executive with Good Reason (as defined herein);

(iv)    by the Executive without Good Reason upon thirty (30) days written notice to the Company (which notice period may be waived by the Company in its absolute discretion, in which case, such termination shall be effective immediately upon the Company’s receipt of notice thereof from the Executive); or

(v)    without action by the Company, the Executive or any other person or entity, immediately upon the Executive’s death.

If the Executive’s employment is terminated for any reason under this Section 7, the Company shall be obligated to pay or provide to the Executive (or the Executive’s estate, as applicable) in a lump sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan or applicable laws: (A) any base salary payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment is terminated, less required statutory deductions; (B) accrued and unpaid paid time off (if and as required by applicable law or the Company’s policies then in effect); (C) any employee benefits to which the Executive is entitled upon termination of the Executive’s employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, as in place from time to time; and (D) reimbursement for any unreimbursed business expenses incurred by the Executive prior to the Executive’s date of termination pursuant to Section 5(f) ((A)-(D) collectively, the “Accrued Amounts”).

(b)    Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated (A) by the Company without Cause or (B) by the Executive for Good Reason (in either case, other than a termination due to the Executive’s death or Disability), in addition to the Accrued Amounts, the Executive shall be entitled to receive as severance (subject to Section 7(d)) the amounts set forth in this Section 7(b), provided the Executive executes and does not revoke the Release as required by Section 7(d).

(i)    The Executive shall be entitled to an amount equal to the Executive’s annual base salary (as described in Section 5(a)), for a period equal to nine (9) months (the “Severance Period”), payable starting on the sixtieth (60th) day following the date of such termination (but with the first payment being a lump sum payment covering all payment periods from the date of termination through the date of such first payment), in substantially equal installments in accordance with the Company’s payroll practices during the Severance Period following the date of such termination, subject to reduction pursuant to Section 6(h);

(ii)    To the extent performance objectives applicable to the Executive’s annual bonus in the year of termination (including any objectives applicable to the Company’s targeted budget) are earned as of the end of the relevant bonus period, the Executive shall be entitled to the annual bonus earned for the calendar year of such termination pursuant to Section 5(b) of this Agreement, pro-rated based on the number of days the Executive was actively employed by the Company during such bonus period, payable at the time such annual bonus would otherwise be paid in accordance with Section 5(b) of this Agreement;

(iii)    If the Executive is eligible for and timely elects continued health coverage (and, if applicable, the Executive’s eligible dependents) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay or reimburse the Executive’s COBRA premiums for up to nine (9) months following the Executive’s termination date, provided that the Company’s obligation to make any payment pursuant to this provision shall cease upon the date the Executive became eligible for coverage under the health plan of a future employer (regardless of whether the Executive elects such coverage) and the Executive shall promptly notify the Company of his eligibility for any such coverage;

(iv)    Subject to Section 7(b)(v), if any Restricted Stock Units referenced in Section 5(c)(ii) remain unvested at the time of such termination, the next installment of the Restricted Stock Units that would have vested on the next scheduled vesting date shall vest as of the date of termination and the balance of any unvested Restricted Stock Units shall be forfeited. Also, if any awards issued to the Executive under the Stock Plan as to which vesting depends upon the satisfaction of one or more performance conditions remain unvested at the time of such termination, a prorated portion of the performance-vesting awards shall remain outstanding and eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the Executive was employed. Any performance-vesting awards that are earned based on actual performance will vest and settle as provided in the applicable award agreement.

(v)    If such termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason occurs within the twelve (12) month period following a Change in Control (as such term is defined in the Stock Plan), (A) any

Restricted Stock Units referenced in Section 5(c)(ii) which are not vested at the time of such termination shall immediately become vested and (B) any other awards granted to the Executive pursuant to the Stock Plan as to which vesting depends upon the satisfaction of one or more performance conditions and which are not vested at the time of termination shall immediately become vested based on actual performance through the termination date.

(c)    Definitions of Certain Terms. For purposes of this Agreement:

(i)    “Cause” means the Executive’s (A) commission of an act that constitutes common law fraud or a felony, commission of any other crime involving moral turpitude, or commission of any other tortious or unlawful act causing, or which may likely cause, material harm to the business, standing or reputation of the Company without the good faith belief that such conduct was in the best interests of the Company; (B) material breach of this Agreement, after the Company has given the Executive thirty (30) days written notice and an opportunity to cure such breach to the extent curable; (C) willful failure or refusal to perform the Executive’s material duties or obligations under this Agreement, including, without limitation, failure or refusal to abide by the directions of the CEO or the Board or any written policy adopted by the Board, in each case after the Company has given the Executive thirty (30) days written notice and an opportunity to cure such failure or refusal to the extent curable; (D) willful misconduct or gross negligence in the performance of the Executive’s duties as an employee, officer or director of the Company or any of its subsidiaries or affiliates; or (E) material misappropriation or embezzlement of any property of the Company.

(ii)    “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement in which the Executive participates; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, the Executive’s duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for an aggregate of 180 days in any 365 consecutive day period, as determined by the CEO or the Board in its good faith discretion.

(iii)     “Good Reason” means the occurrence, without the Executive’s consent, of any of the following events, other than in connection with a termination of the Executive’s employment for Cause or due to death or Disability: (A) a material reduction in the Executive’s rate of base salary stated in Section 5(a) and/or the amount of the Executive’s annual bonus opportunity described in Section 5(b); (B) an action by the Company resulting in a material diminution in the Executive’s titles, authority, duties, responsibilities or direct reports, (C) the Company’s relocation of the Executive’s principal place of employment to a location outside of the fifty (50)-mile radius of Atlanta, Georgia; or (D) a material breach by the Company of this Agreement; provided, however, that none of the events described in this sentence shall constitute Good Reason unless and until (V) the Executive reasonably determines in good faith that a Good

Reason condition has occurred, (W) the Executive first notifies the Company in writing describing in reasonable detail the condition which constitutes Good Reason within sixty (60) days of its initial occurrence, (X) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such written notice, (Y) notwithstanding such efforts, the Good Reason condition continues to exist, and (Z) the Executive terminates the Executive’s employment within sixty (60) days after the end of such thirty (30)-day cure period. If the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not be have occurred.

(d)    Release of Claims. As a condition of receiving any severance for which the Executive otherwise qualifies under Section 7(b), the Executive agrees to execute, deliver and not revoke, within sixty (60) days following the date of the Executive’s termination of employment, a separation agreement containing a general release of claims against the Company and its subsidiaries and their respective affiliates and their respective employees, officers, directors, owners and members, in substantially the form attached hereto as Exhibit A (the “Release”), such Release to be delivered, and to have become fully irrevocable, on or before the end of such sixty (60)-day period. If the Release has not been executed and delivered and become irrevocable on or before the end of such sixty (60)-day period, no amounts or benefits under Section 7(b) shall be or become payable.

(e)    No Additional Rights. The Executive acknowledges and agrees that, except as specifically described in this Section 7, all of the Executive’s rights to any compensation, benefits, bonuses or severance from the Company and its subsidiaries and affiliates after termination of the Employment Term shall cease upon such termination.

8.    Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company:	Americold Logistics, LLC
10 Glenlake Parkway
South Tower, Suite 600
Attention: General Counsel
Atlanta, Georgia 30328

With copies to:	King & Spalding LLP
1180 Peachtree Street
Attention: C. Spencer Johnson, III

If to the Executive:	At the Executive’s residence address
as maintained by the Company in the
regular course of its business for
payroll purposes.

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.

9.    Arbitration. Except as otherwise provided in Section 6(h) in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement, including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination hereof, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, as modified herein (“Rules”). There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request the American Arbitration Association to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to the American Arbitration Association, which shall then select an arbitrator in accordance with Rule 13 of the Rules. The place of arbitration shall be Atlanta, Georgia or such other location as mutually agreed in writing by the parties. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction or with respect to other proceedings described in Section 6(h) (or delay any such proceedings), pre-arbitral attachment or other order in aid of arbitration. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. Each party shall bear its or his or her own costs and expenses in any such arbitration and one-half of the arbitrator’s fees and expenses.

10.    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.    Section 409A.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If, for any reason, such as imprecision in drafting any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.

(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c)     Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service, the Company determines that the Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)    Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Commencement Date).

(e)    For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, payment shall be made “within thirty (30) days following such termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(f)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

12.    General.

(a)    Governing Law. Unless preempted by federal law, this Agreement and the legal relations thus created between the parties hereto shall be governed by and construed in accordance with, the internal laws of the State of Georgia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Georgia. The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of Georgia.

(b)    Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)    Cooperation. During the Employment Period and thereafter, the Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to the Executive’s employment period with the Company and/or its subsidiaries or affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession). Following the Employment Term, the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company. In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on the Executive’s base salary described in Section 5(a) at the time of such termination divided by 225.

(d)    Nondisparagement. During the Employment Term and thereafter, the Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage the Company, its employees, officers, directors, products, services, customers or owners; provided, however, this provision does not apply to the Executive’s oral or written communications made in the performance of the Executive’s duties as provided in this Agreement, including but not limited to expressions of opinion communicated internally at the Company or to the Company’s directors.

(e)    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Executive under this Agreement are of a personal nature, and rights and obligations of the Executive under this Agreement shall not be assignable or delegable, except for any death payments otherwise due the Executive, which shall be payable to the estate of the Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of the Executive’s death, any unpaid amount due to the Executive under this Agreement shall be paid to the Executive’s estate.

(f)    Executive’s Representations. The Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its teens. THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE EXECUTIVE, AND THAT THE EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(g)    Compliance with Rules and Policies. The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or affiliates and their respective employees, directors and officers.

(h)    Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i)    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement and any other existing employment agreement or change of control agreement, which is hereby terminated and cancelled and of no further force or effect, without the payment of any additional consideration by or to either of the parties hereto.

(j)    Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(k)    Survival. The covenants set forth in Sections 6 and 12(c) of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(l)    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

(m)    Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(n)    Section References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(o)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.

(p)    Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

(q)    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(r)    Protected Rights. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents the Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

(s)    Defend Trade Secrets Act. The Executive is hereby notified that under the Defend Trade Secrets Act: (i) no individual shall be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

[Signature Page Follows.]

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

AMERICOLD LOGISTICS, LLC

Date: January 23, 2018	By:	/s/ Fred Boehler
Name: Fred Boehler
Title: Chief Executive Officer, President and Trustee

TOM NOVOSEL
Date: : January 23, 2018	/s/ Thomas C. Novosel

Exhibit A: Form of Release

WAIVER AND RELEASE

This Waiver and Release (this “Release”) is executed by Tom Novosel (the “Executive”) pursuant to Section 7(d) of the Employment Agreement, dated as of [●], by and between AMERICOLD LOGISTICS, LLC and the Executive (the “Employment Agreement”). Capitalized terms used but not defined in this Release have the meanings given to them in the Employment Agreement.

1.    General Release. In consideration of the payments and benefits to be provided to the Executive pursuant to Section 7(b) of the Employment Agreement, the Executive, on behalf of the Executive and anyone claiming through the Executive , hereby fully and completely releases, acquits and forever discharges the Company, its affiliates and related entities, and each of their respective current and former employees, officers, directors, shareholders, partners, members, managers, agents, employee benefit plans and fiduciaries, insurers, trustees, attorneys, joint venture partners, transferees, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that arise out of or relate to the Executive’s employment or termination of employment with the Company and that the Executive has had, now has, or may have against the Released Parties (or any of them) at any time up to and including the date the Executive signs this Release, with the exception of the claims set forth in Section 2 below (the claims released in this Release are collectively referred to as the “Released Claims”). The Released Claims include all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Equal Pay Act, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Employee Retirement Income Security Act (with respect to unvested benefits), COBRA, the Americans with Disabilities Act, the Family and Medical Leave Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, and the Georgia Equal Employment for People with Disabilities Code, all as amended; all claims arising under discrimination laws, whistleblower laws and laws relating to violation of public policy, retaliation, or interference with legal rights; all claims for compensation of any type whatsoever, including claims for wages, bonuses, commissions, equity, vacation, sick leave, PTO and severance; all claims arising under tort, contract and/or quasi-contract law, including all claims arising under the Employment Agreement; and all claims for monetary or equitable relief, including attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical expenses, costs and disbursements. The Executive hereby waives any right to seek or recover any individual relief (including any money damages, reinstatement, or other relief) in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by the Executive or by any other person or entity, with the exception of any right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.

2.    Excluded Claims. The Released Claims do not include (a) any claims for vested benefits to which the Executive is entitled upon the termination of the Executive’s employment in accordance with the terms of the applicable benefit plans (for the avoidance of doubt, no term or provision under the Employment Agreement shall be deemed a benefit plan for purposes of this Release); (b) any claims related to acts, omissions or events occurring after the date this Release is signed by the Executive; (c) any right that the Executive may have to indemnification or insurance coverage under the Company’s organizational documents or any directors and officers insurance policy; (d) any claims that cannot legally be waived by private agreement.

3.    Covenant Not to Sue. Except for an action to challenge the validity of the Executive’s release of claims under the ADEA, or as otherwise provided in Section 5 below, the Executive promises that the Executive will not file, instigate or participate in any proceeding against any of the Released Parties relating to any of the Released Claims. In the event the Executive breaches the covenant contained in this Section 3, the Executive agrees to indemnify the Released Parties for all damages and expenses, including attorneys’ fees, incurred by any Released Parties in defending, participating in or investigating any matter or proceeding covered by this Section 3.

4.    Representations. The Executive represents and warrants that (a) the Executive has been properly paid for all hours worked and has received all wages, bonuses, vacation pay, expense reimbursements and any other sums due from the Company (with the exception of the payments and benefits to be provided pursuant to Section 7(b) of the Employment Agreement); (b) the Executive has returned all Company property in the Executive’s possession or control and has permanently deleted any Confidential Information stored on any electronic device, web-based email or other storage location not owned by the Company but within the Executive’s possession or control; (c) the Executive has suffered no work-related injury or occupational disease during the course of the Executive’s employment with the Company that the Executive has not reported in writing to the Company; (d) the Executive is not aware of any activity by the Company or any other Released Party that the Executive believes to be unlawful or potentially unlawful; (e) the Executive has not filed any complaints, claims or actions against the Company or any other Released Party; and (f) the Executive has not assigned, transferred, conveyed or otherwise disposed of any Released Claims.

5.    Protected Rights. Nothing contained in this Release limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”). Further, this Release does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

6.    Consideration Period. The Executive understands that the Executive has [twenty-one (21) days / forty-five (45) days]1 to consider this Release before deciding whether to sign it. The Executive may sign this Release sooner if the Executive chooses, but no sooner than the date of termination of the Executive’s employment. If the Executive chooses to sign this Release before the expiration of such [21-day / 45-day] period, the Executive represents that the Executive’s decision to do so is knowing and voluntary. The Executive agrees that any changes

[1]	To be determined by the Company at the time of termination in accordance with applicable law.

made to this Release after it was delivered to the Executive, whether material or immaterial, do not restart the [21-day / 45-day] period described in this Section. The Company advises the Executive to consult with an attorney before signing this Release.

7.    Right to Revoke. The Executive understands that the Executive has the right to revoke this Release within seven (7) days after signing it. This Release shall not become effective until the eighth day following the date on which the Executive has signed it without having revoked it (the “Effective Date”). If the Executive chooses to revoke this Release, the Executive must deliver written notice of revocation to the Company in accordance with Section 8 of the Employment Agreement. Any such notice of revocation must be delivered to the Company in a manner calculated to ensure receipt prior to 11:59 p.m. Eastern Time on the day prior to the Effective Date. The Executive understands that if the Executive revokes this Release, the Executive will not be entitled to any of the benefits provided hereunder.

8.    General Provisions. The Released Parties expressly deny that they have any liability to the Executive, and this Release is not to be construed as an admission of any such liability. This Release is to be construed under the laws of the State of Georgia. This Release constitutes the entire agreement between the Executive and the Company with respect to the issues addressed in this Release. The Executive represents that the Executive is not relying on any other agreements or oral representations not fully expressed in this Release. This Release may not be modified except in writing signed by the Executive and an authorized Company representative. The headings in this Release are for reference only, and do not in any way affect the meaning or interpretation of this Release. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or”. Should any part of this Release be found to be void or unenforceable by a court of competent jurisdiction or Government Agency, such determination will not affect the remainder of this Release.

ACCEPTED AND AGREED BY:

TOM NOVOSEL

Date

21